EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2002

GREENWICH, CT, February 24, 2003 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year ended December 31, 2002.

The company reported fourth quarter revenues of $694.2 million, compared to $704.0 million in the year-ago quarter. Rental revenues were 78% of total revenues, sales of rental equipment were 6.2%, and sales of equipment and merchandise and other revenues were 15.8%. Rental rates in the quarter were down 5.2% year-over-year, and same-store rental revenues were down 0.7%. Excluding charges described below, net income for the quarter was $8.2 million, or $0.09 per diluted share, compared to $32.2 million, or $0.34 per diluted share, for the same period last year (which would have been $43.7 million, or $0.45 per diluted share, if goodwill had been accounted for under FAS 142 in 2001). Equipment utilization in the fourth quarter of 2002 was 55.7%, compared to 58.9% in last year’s fourth quarter, and sharing of equipment among branches accounted for 10.9% of rental revenues, compared with 10.3% in last year’s fourth quarter.

Revenues for the full year were $2.82 billion, compared to $2.89 billion in 2001. Rental revenues were 76.4% of total revenues, sales of rental equipment were 6.2%, and sales of equipment and merchandise and other revenues were 17.4%. Rental rates in 2002 were down 4.8% year-over-year, and same-store rental revenues were down 2.7%. Excluding charges described below, net income for 2002 was $107.6 million, or $1.11 per diluted share, compared to $147.0 million, or $1.56 per diluted share, for 2001 (which would have been $194.1 million, or $2.03 per diluted share, if goodwill had been accounted for under FAS 142 in 2001). Equipment utilization in 2002 was 57.0%, compared to 61.2% in 2001, and sharing of equipment among branches accounted for 11.3% of rental revenues, compared with 10.2% last year.

Bradley Jacobs, chairman and chief executive officer, said, “We continued to feel the impact of the slowdown in non-residential construction, which declined 16% in 2002 according to Department of Commerce data. This affected everything from utilization to rental rates to used equipment prices.

“Our same-store rental revenues for the year eased 2.7%, far less than might be expected given the external environment. This was partially due to a 2.1% increase in our rental volume, which helped offset a 4.8% decline in rental rates. We continued to take market share from weaker competitors and added 300,000 new customers, increasing our total customer base to 1.7 million.

“We generated healthy cash flow of $694.1 million, which included $517.9 million from operations and the balance from the sale of rental equipment. This made it possible for us to invest $492.3 million in new rental fleet and complete two valuable acquisitions, while maintaining ample liquidity. At year-end, we had just $45 million drawn under our revolving credit facility, leaving us with $493 million of available borrowing capacity after taking into account letters of credit.

“We are not yet seeing definitive signs of a major recovery in non-residential construction, and our 2003 plan assumes continued economic sluggishness. However, when construction activity does eventually rebound, we are in an excellent position to capitalize on our industry leading position, strong brand recognition and expanding market share.”

The above results for fourth quarter and full year 2002 exclude aggregate charges, net of tax, of $217.1 million and $505.4 million, respectively. These charges relate to restructuring costs, non-cash goodwill write-offs, refinancing costs and, in the case of the full year results, a GAAP mandated change in accounting principle relating to goodwill. The above results for full-year 2001 exclude aggregate charges, net of tax, of $35.7 million for restructuring costs, refinancing costs and an extraordinary item. Taking these charges into account, the company reported a net loss in accordance with generally accepted accounting principles of $208.9 million, or $2.73 per share, for the fourth quarter of 2002; a net loss of $397.8 million, or $5.25 per share, for full-year 2002; and net income of $111.3 million, or $1.18 per diluted share, for full-year 2001(which would have been $158.3 million, or $1.68 per diluted share, if goodwill had been accounted for under FAS 142 in 2001). For additional information on the excluded charges, please see the GAAP reconciliation following the attached financial tables.

The company will conduct an investor conference call at 11:00 AM (EST) today. Interested parties can participate by dialing 1-913-981-4900. The conference call will also be broadcast live over the internet at www.vcall.com and on the company’s web site at www.unitedrentals.com.

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces and Mexico. The company serves 1.7 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of approximately $3.7 billion.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, and (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate. These risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

# # #

Contact:

Fred Bratman

Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com

[Financial tables attached]

UNITED RENTALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000s except per share data)

	Three months ended December 31			Year ended December 31
	2002		2001	2002		2001

Revenues:
Equipment rentals	$541,316		$542,864	$2,154,681		$2,212,900
Sales of rental equipment	42,995		39,420	176,179		147,101
Sales of equipment and merchandise and other revenues	109,851		121,721	490,129		526,604

Total revenues	694,162		704,005	2,820,989		2,886,605

Cost of revenues:
Cost of equipment rentals,
excluding depreciation	294,449		263,401	1,137,609		1,053,635
Depreciation of rental equipment	82,732		81,101	325,548		320,963
Cost of rental equipment sales	29,534		24,998	116,821		88,742
Cost of equipment and merchandise sales and other operating costs	79,387		88,907	354,734		383,795

Total cost of revenues	486,102		458,407	1,934,712		1,847,135

Gross profit	208,060		245,598	886,277		1,039,470

Selling, general and administrative expenses	122,979		109,080	438,918		441,751
Goodwill impairment	247,913			247,913
Restructuring charge	28,262			28,262		28,922
Non-rental depreciation and amortization	16,598		26,474	59,301		106,763

Operating income (loss)	(207,692)		110,044	111,883		462,034

Interest expense	54,057		55,123	214,167		241,063
Other (income) expense, net	2,649		(76)	(900)		6,421

Income (loss) before provision (benefit) for income taxes, extraordinary item and cumulative effect of change in accounting principle	(264,398)		54,997	(101,384)		214,550
Provision (benefit) for income taxes	(55,447)		22,823	8,102		91,977

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(208,951)		32,174	(109,486)		122,573
Extraordinary item, net of tax						11,317
Cumulative effect of change in accounting principle				(288,339)

Net income (loss)	$(208,951	)(1)	$32,174	$(397,825	)(1)	$111,256 (1)

Earnings (loss) per share-basic:
Income (loss) before extraordinary item	$(2.73)		$0.44	$(5.25)		$1.70
Extraordinary item, net	_					(0.16)

Net income (loss)	$(2.73)		$0.44	$(5.25)		$1.54

Earnings (loss) per share-diluted:
Income (loss) before extraordinary item	$(2.73)		$0.34	$(5.25)		$1.30
Extraordinary item, net						(0.12)

Net income (loss)	$(2.73)		$0.34	$(5.25)		$1.18

Weighted average shares outstanding:
Basic	76,648		73,300	75,788		72,141
Diluted	76,648		95,596	75,788		94,387

(1)  Our GAAP results reflect the effect of charges for restructuring costs, non-cash goodwill write-offs, an extraordinary item, a GAAP mandated change in accounting principle relating to goodwill, and refinancing costs. Excluding these charges, we had net income of $8.2 million, or $.09 per diluted share, for the fourth quarter of 2002; net income of $107.6 million, or $1.11 per diluted share, for full-year 2002; and net income of $147.0 million, or $1.56 per diluted share, for full-year 2001(which would have been $194.1 million, or $2.03 per diluted share, if goodwill had been accounted for under FAS 142 in 2001). For additional information on the excluded charges, please see the attached GAAP reconciliation.

UNITED RENTALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(000s)

	December 31 2002	December 31 2001

ASSETS

Cash and cash equivalents	$19,231	$27,326
Accounts receivable, net	466,196	450,273
Prepaid expenses and other assets	223,091	218,981
Rental equipment, net	1,845,675	1,747,182
Property and equipment, net	425,352	410,053
Goodwill and other intangible assets, net	1,711,012	2,207,701

	$4,690,557	$5,061,516

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$207,038	$204,773
Debt	2,512,798	2,459,522
Deferred taxes	225,587	297,024
Accrued expenses and other liabilities	187,079	174,687

Total liabilities	3,132,502	3,136,006

Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust	226,550	300,000
Stockholders’ equity	1,331,505	1,625,510

	$4,690,557	$5,061,516

GAAP Reconciliation

Our results in the second and third paragraphs of the press release exclude specified charges that are not excluded from our results in accordance with generally accepted accounting principles (“GAAP”). Set forth below is a reconciliation between the two.

The company had a GAAP net loss of $208.9 million, or $2.73 per share, in the fourth quarter of 2002, and a GAAP net loss of $397.8 million, or $5.25 per share, for full year 2002. The results in the second paragraph of the press release for the fourth quarter of 2002 exclude: (i) a $28.3 million restructuring charge (net of tax equal to $17.3 million or $0.23 per share); (ii) a $247.9 million goodwill impairment charge (net of tax equal to $198.8 million or $2.59 per share); and (iii) $1.6 million in refinancing costs (net of tax equal to $0.9 million or $0.01 per share). The results in the third paragraph of the press release for full-year 2002 exclude the foregoing charges and also exclude a $348.9 million charge due to a GAAP-mandated change in accounting principle relating to goodwill (net of tax equal to $288.3 million or $3.80 per share).

The company had GAAP net income of $111.3 million, or $1.18 per diluted share, in 2001. The results in the third paragraph of the press release for full year 2001 exclude: (i) a $28.9 million restructuring charge (net of tax equal to $19.2 million or $0.20 per diluted share); (ii) a $7.8 million charge for refinancing costs (net of tax equal to $5.2 million or $0.6 per diluted share); and (iii) an $18.1 million extraordinary item (net of tax equal to $11.3 million or $0.12 per diluted share).